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
                                        PART II. - EXHIBIT 11
                              CAVALIER HOMES, INC. AND SUBSIDIARIES
                             COMPUTATION OF NET INCOME PER COMMON SHARE


                                            Thirteen Weeks Ended               Twenty-six Weeks Ended
                                        ----------------------------      -------------------------------
                                            July 2,       June 26,            July 2,        June 26,
                                             1999          1998                1999           1998
                                        ------------- -------------      --------------  --------------
  Net Income                            $   2,820,000  $  5,069,000       $    7,321,000  $    8,111,000
                                        =============  ============       ==============  ==============
  SHARES:

  Weighted average common shares           17,974,834    20,044,585           18,356,435      20,006,292
    outstanding (basic)
  Dilutive effect if stock options             96,025       382,973               99,969         287,755
    were exercised                      -------------  ------------       --------------  --------------
  Weighted average common shares
    outstanding, assuming dilution         18,070,859    20,427,558           18,456,404      20,294,047
    (diluted)                           =============  ============       ==============  ==============

  Basic net income per share            $        0.16  $       0.25       $         0.40  $         0.41
                                        =============  ============       ==============  ==============
  Diluted net income per share          $        0.16  $       0.25       $         0.40  $         0.40
                                        =============  ============       ==============  ==============
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